Exhibit 99.1

Kopin Reports Continued Strong Performance for Fourth Quarter and Fiscal 2021

  2021 Revenue $45.7M, a 14% increase Year Over Year.
  Industrial/Enterprise Revenues Increase 41% Year Over Year on Demand for Spatial Light Modulators.
  Consumer Revenues Increase 120% Year Over Year on Demand for OLED Products.
  Strong Growth in Customer-Funded R&D for AR/VR Microdisplays.
  In Q4 announced All-Plastic Pancake Optics for Metaverse headsets.
  Demonstrated 2.6K x 2.6K OLED Display-on-Chip at CES.

WESTBOROUGH, Mass.--(BUSINESS WIRE)--March 8, 2022--Kopin® Corporation (Nasdaq: KOPN), a leading developer and manufacturer of high-resolution micro-displays and sub-systems for defense, enterprise and consumer augmented reality (AR), virtual reality (VR) and mixed reality (MR) systems, today provided an update on its business initiatives and financial results for the fourth quarter and full fiscal year ended December 25, 2021.

“We are pleased with our full year 2021 results, with revenue increasing $5.5 million, or 14%, year over year while fourth quarter revenues decreased 5% reflecting lower defense product revenue partially offset by increased industrial/enterprise and research & development (R&D) revenue. We have continued to see growing demand across all key product lines, with our Industrial product line driving growth in 2021,” said Dr. John C.C. Fan, CEO of Kopin. “Our Industrial and Enterprise revenues were $9.7 million for fiscal year 2021, an increase of 41% year-over-year, as demand for our spatial light modulators was particularly strong from contract manufacturers who continued the industry trend of converting their production lines to use 3D automated optical inspection systems for quality control. Our Consumer product revenues increased from $0.9 million in fiscal year 2020 to $1.9 million in 2021, a 120% increase, on the strength of sales of organic light emitting diode display (OLED) products. While the absolute dollar amount of OLED revenues is modest, we believe the increase represents continued market traction and progress in developing this new product line.

“Our defense product line continued to perform well, with full year revenue of $18.2 million. As expected, we ended the year with four development programs in low-rate initial production. We continue to maintain a growing and robust pipeline of defense programs in development, which we believe will continue to drive our defense revenues in the coming years. In the fourth quarter of 2021 shipments of our US Army’s Family of Weapon Sight-Individual (FSW-I) program were lower as we completed process enhancements to our line and we saw a strong rebound in shipping levels for the program, with the highest quarterly rate for the year achieved in the fourth quarter. As a reminder, in the second and third quarters of 2021 we slowed our shipment of FWS-I products for process enhancements. This resulted in a slight decrease in 2021 defense revenue. Our production rate and yield are satisfactory now and the demand is strong, as proven in the fourth quarter by the follow-on $19.8 million order we received for this eyepiece subassembly. The majority of this order is scheduled to ship in 2022.”

Dr. Fan continued, “Another achievement in the fourth quarter was an additional $2.8 million follow-on order for our high-brightness liquid crystal display for the F-35 Joint Strike Fighter Program. The F-35 is the worlds most advanced jet fighter combat aircraft, with much of its advanced functionality enabled through a sophisticated AR helmet which provides the pilot with critical flight, tactical and sensor information for advanced situational awareness, precision and safety. The order, which we believe extends our backlog of scheduled deliveries into the third quarter of 2022, is a true testament to the quality of our display technology. Finally, we announced we received a $1.1 million order to provide eye pieces for the Joint Effects Targeting System with scheduled deliveries through 2022.

“2021 was both an exciting and challenging year for Kopin. We successfully navigated the global supply chain issues and continued to lead with innovations in display technologies and optics that enable a superior AR and VR experience for the users. In fact, during the fourth quarter we announced what we believe is the world’s first All-Plastic Pancake® Optics with excellent performance that enables smaller, lighter-weight VR and Metaverse headsets. Providing critical components for VR headsets that are thin, lightweight, comfortable and easy to use has been a long-term objective of ours. Previous Pancake optics needed at least one spherical glass lens to avoid image artifacts caused by birefringence of plastic materials, but this spherical glass lens added both weight and cost to the headset as well as reduced optical design flexibilities compared to our aspherical plastic lens. We believe our P95 and new P80 all-plastic Pancake optics, provides better image quality, smaller size, lighter weight and lower cost than anything previously available. To couple with our all-plastic Pancake options, we announced and demonstrated our 1.3” 2.6K x 2.6K OLED Display-on-Chip in January at CES,” said Dr. Fan.

“We are focused on continuing the growth of our core product lines, as we actively innovate and advance our technology roadmap for AR/VR/MR applications. Interest in the Metaverse continues to be strong, and we believe we are well positioned to capitalize on these opportunities it will create. In 2021, to capture these opportunities, we increased our internal R&D spending, with major focus on Pancake optics and microOLEDs. We also worked with our partners to fund R&D activities on MicroLEDs. We enter 2022 with a very strong backlog of orders and we believe this will be another year of good growth. However, like many companies we continue to deal with supply chain issues, and it is a very dynamic and challenging situation. While we have been very successful to date in preventing shipment disruptions related to the supply chain, we continue to closely monitor the situation. In summary, demands for our products are strong in all sectors, and despite the challenges of Covid, parts shortages, and the process improvements to our FWS-I line, revenue grew 14% in 2021. Furthermore, our technology advances and innovations for AR/VR in 2021 have been excellent, both in optics and displays and we expect they will create future opportunities for us. Our financials are solid, with no long-term debt. We remain well positioned for continued growth,” concluded Dr. Fan.

Fourth Quarter Financial Results:

Total revenues for the fourth quarter ended December 25, 2021 were $13.2 million, compared with $13.9 million for the fourth quarter ended December 26, 2020, a 5.2% decrease year over year. Product revenues declined 6.9% while R&D revenues grew 12% year over year.

Cost of product revenues as a percentage of net product revenues for the fourth quarter of 2021 and 2020 were 84.9% and 65.1% respectively. Cost of product revenues increased as a percentage of net product revenues in the fourth quarter of 2021 as compared to the fourth quarter of 2020 primarily due to lower yields as process design changes we implemented in the second and third quarters affected productivity and scrap amounts in the fourth quarter.

Research and development (R&D) expenses for the fourth quarter of 2021 were $5.2 million compared to $4.4 million for the fourth quarter of 2020, a 19% increase year over year.

Selling, general and administrative (SG&A) expenses were $4.1 million for the fourth quarter of 2021, compared to $2.4 million for the fourth quarter of 2020, a 71.5% increase year over year. SG&A for the fourth quarter of 2021 increased as compared to the fourth quarter of 2020 primarily due to an increase of approximately $0.3 million in non-cash stock-based compensation, $0.4 in compensation and benefits, $0.4 million in professional fees.

Other income (expense) for the fourth quarter of 2021 and 2020 were income of $0.1 million and $0.3 million, respectively. Other income (expense) for the fourth quarter of fiscal year 2021 included less than $0.1 million of foreign currency gains compared to $0.3 million of foreign currency gains recorded in fourth quarter of fiscal year 2020.

The net loss attributable to controlling interest for the fourth quarter of 2021 was $3.6 million, or $0.04 per share, compared with net income of $1.3 million, or $0.02 per share, for the fourth quarter of 2020.

Full Year Results:

Total revenue for the fiscal year ended December 25, 2021 was $45.7 million, a 13.8% increase, compared to $40.1 million for 2020. Product revenues and R&D revenues grew 4.8% and 44.9% year over year, respectively. Royalty and other revenues were $1.1 million for 2021 as compared to $1.5 million in 2020.

Cost of product revenues as a percentage of net product revenues for 2021 and 2020 were 83.8% and 75.0% respectively. Cost of product revenues increased as a percentage of revenues in 2021 as compared to 2020 primarily due to lower production volumes in the second and third quarter of fiscal year 2021. In the second and third quarters of fiscal 2021 we reduced production of our products for the FWS-I program as we made some process changes to the production line. Also affected were our production yields during 2021 as implementing the design changes affected productivity and scrap amounts.

Research and development expenses for 2021 were $16.3 million, a 39.6% increase compared with $11.7 million in 2020. Funded R&D expenses were $10.0 million for 2021 as compared to $7.7 million for 2020, an 28.8% increase.

Selling, general and administrative expenses were $18.1 million in 2021, a 53.1% increase compared with $11.8 million in 2020. SG&A for 2021 increased as compared to 2020 primarily due to an increase of approximately $3.1 million in non-cash stock-based compensation, $1.4 in compensation and benefits, $0.3 million in insurance and $0.9 million in bad debt expense, partially offset by $0.6 million of lower professional fees.

Other income (expense) for fiscal year 2021 and 2020 were income of $0.1 million and $0.4 million, respectively. Other income (expense) for fiscal year 2021 included $0.1 million of foreign currency gains compared to $0.3 million of foreign currency gains recorded in fiscal year 2020.

The net loss from controlling interest for the fiscal year ended December 25, 2021 was $13.7 million or $0.15 per share, versus a net loss of $4.4 million or $0.05 per share for 2020.

Kopin's cash and equivalents and marketable securities were approximately $29.3 million at December 25, 2021 as compared to $20.7 million at December 26, 2020, with no long-term debt.

During 2021, Kopin had 8 new patents granted and filed for 10 new applications. Kopin has over 200 patents, patent applications and/or patents pending, almost all of which are related to wearable applications.

All amounts above are estimates and readers should refer to our Form 10-K for the fiscal year ended December 25, 2021, for final disposition as well as important risk factors.

Conference Call

Kopin will host a conference call this morning at 8:30am ET. To participate, please dial 1-888-204-4368 (U.S. and Canada) or 1-323-994-2093 (International). The call will also be available as a live and archived audio webcast on the Investor Relations section of Kopin's website at www.kopin.com.

About Kopin:

Kopin Corporation is a leading developer and provider of innovative wearable technologies and critical components for integration into wearable computing systems for defense, industrial and consumer products. Kopin's technology portfolio includes ultra-small displays, optics, modules and low-power ASICs. For more information, please visit Kopin's website at www.kopin.com.

Pancake and Kopin are registered trademarks and DoC is a trademark of Kopin.

Forward-Looking Statements

Statements in this press release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the safe harbor created by such sections. Words such as "expect," "believe," "can," and "will," and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such "forward-looking statements," which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements may include statements with respect to: the magnitude of supply chain issues we may experience and our ability to successfully address and navigate those issues; our belief that the increase in OLED revenues represents continued market traction and progress in developing this new product line; our belief that our growing and robust pipeline of Defense programs in development will continue to drive our defense revenues in the coming years; the timing to ship our $19.8 million FWS-I order; the timing of deliveries of our product for the F-35 Joint Strike Fighter program; the scheduled deliveries of our 1.1 million order to provide eye pieces for the Joint Effects Targeting System through 2022; our belief regarding the capabilities of our P95 and new P80 all-plastic Pancake optics; our belief that we are well positioned to capitalize on the opportunities presented from the growing Interest in the Metaverse; our belief that 2022 will be another year of good growth; and our expectation that our technology advances and innovations for AR/VR in 2021 will create future opportunities for us. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Kopin disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K , or as updated from time to time our Securities and Exchange Commission filings.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Display Revenues by Category (in millions)
Defense	$5.9	$7.5	$18.2	$20.2
Industrial/Enterprise	2.3	1.7	9.7	6.9
Consumer	0.6	0.3	1.9	0.9
Other	-	-	0.1	0.5
R&D	4.3	3.8	14.7	10.1
License and Royalties	0.1	0.7	1.1	1.5
Total	$13.2	$14.0	$45.7	$40.1

Stock-Based Compensation Expense
Cost of product revenues	$5,000	$42,000	$211,000	$113,000
Research and development	181,000	11,000	576,000	205,000
Selling, general and administrative	465,000	129,000	3,630,000.0	503,000
	$651,000	$182,000	$4,417,000	$821,000

Other Financial Information
Depreciation and amortization	$103,000	$177,000	$669,000	$651,000

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Revenues:
Net product revenues	$8,792,756	$9,440,784	$29,882,271	$28,517,874
Research and development revenues	4,304,563	3,828,034	14,668,471	10,122,677
Other revenues	100,000	652,848	1,115,375	1,487,118
	13,197,319	13,921,666	45,666,117	40,127,669
Expenses:
Cost of product revenues	7,465,684	6,145,925	25,052,383	21,398,381
Research and development	5,232,968	4,393,233	16,288,251	11,670,003
Selling, general and administration	4,117,838	2,401,679	18,100,519	11,822,703
	16,816,490	12,940,837	59,441,153	44,891,087

(Loss) income from operations	(3,619,171)	980,829	(13,775,036)	(4,763,418)

Other income, net	46,399	286,189	135,665	361,493

Loss before provision for income taxes and net (income) loss from noncontrolling interest	(3,572,772)	1,267,018	(13,639,371)	(4,401,925)

Tax provision	(32,000)	(29,000)	(129,000)	(129,000)

Net loss	(3,604,772)	1,238,018	(13,768,371)	(4,530,925)

Net (income) loss attributable to noncontrolling interest	(3,897)	25,370	35,498	119,813

Net (loss) income attributable to Kopin Corporation	$(3,608,669)	$1,263,388	$(13,732,873)	$(4,411,112)

Net (loss) income per share:
Basic	$(0.04)	$0.02	$(0.15)	$(0.05)
Diluted	$(0.04)	$0.02	$(0.15)	$(0.05)

Weighted average number of common shares outstanding:
Basic	88,615,156	81,688,760	88,831,532	82,347,741
Diluted	88,613,070	82,819,513	88,831,532	82,347,741

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	December 25, 2021	December 26, 2020
ASSETS
Current assets:
Cash and marketable securities	$29,295,466	$20,748,550
Accounts receivable, net	12,113,070	9,260,865
Inventory	6,581,139	4,455,756
Contract assets and unbilled receivables	2,299,392	3,521,753
Prepaid and other current assets	1,918,678	1,469,256

Total current assets	52,207,745	39,456,180

Plant and equipment, net	1,888,963	1,626,930
Operating lease right-of-use assets	3,828,066	1,780,039
Equity investments	4,612,022	4,523,525
Other assets	170,932	162,473

Total assets	$62,707,728	$47,549,147

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,483,970	$5,606,910
Accrued expenses	4,133,379	4,295,315
Customer deposits	2,638,103	3,950,031
Deferred tax liabilities	513,417	554,031
Contract liabilities and billings in excess of revenue earned	4,063,031	1,493,847
Operating lease liabilities	701,204	982,375

Total current liabilities	17,533,104	16,882,509

Other long term liabilities	2,739,531	1,546,737
Operating lease liabilities, net of current portion	3,108,236	821,306

Total Kopin Corporation stockholders' equity	39,499,191	28,435,431
Noncontrolling interest	(172,334)	(136,836)
Total stockholders' equity	39,326,857	28,298,595
Total liabilities and stockholders' equity	$62,707,728	$47,549,147

Contacts

Investor Contacts
Kopin Investor Relations
Richard Sneider, (508) 870-5959
CFO rsneider@kopin.com

Or

Market Street Partners
JoAnn Horne, (415) 596-6886
Jhorne@marketstreetpartners.com